The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 553 to
Amendment No. 1 to PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated March , 2008
Rule 424(b)(2)

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Auto-Callable Notes due March         , 2023
Based on the Value of the S&P GSCITM Agricultural Excess Return Index
and the Price of Shares of the iShares® MSCI Brazil Index Fund

Unlike ordinary debt securities, the Auto-Callable Notes, which we refer to as the notes, do not pay regular interest and instead pay a contingent quarterly coupon on each interest payment date only if both the index settlement price of the S&P GSCITM Agricultural Excess Return Index, which we refer to as the Agricultural Index, and the closing price of one share of the iShares® MSCI Brazil Index Fund, which we refer to as the underlying shares, are above the respective barrier levels (as defined below) on the corresponding observation date (as defined below). The notes will be automatically redeemed if both the index settlement price of the Agricultural Index and the share closing price of the underlying shares on any observation date are at or above their respective threshold levels (as defined below).  Upon automatic redemption, you will receive the stated principal amount of the notes plus the interest for the applicable interest period. At maturity, if the notes have not previously been redeemed, you will receive an amount equal to the stated principal amount of the notes you hold.

•
The stated principal amount of each note is $1,000. The issue price of the notes will be $782.50 to $822.50 per note, or 78.25% to 82.25% of the stated principal amount.  The actual issue price of the notes will be determined on the day we price the notes for initial sale to the public, which we refer to as the pricing date.

•
We will not pay guaranteed interest on the notes but will instead pay a contingent quarterly coupon on the notes depending on the index settlement price of the Agricultural Index and the share closing price of the underlying shares on each observation date.

•
If, on any observation date, both the index settlement price of the Agricultural Index and the share closing price of the underlying shares are higher than 100% of their initial index value and initial share price, respectively, which we refer to as the barrier levels, we will pay a coupon of 5.00% per annum (computed on the basis of a year of 360 days and twelve 30-day months) on the notes on the corresponding interest payment date for the applicable interest period.

•
If, on any observation date, either the index settlement price of the Agricultural Index or the share closing price of the underlying shares is lower than or equal to its barrier level, we will pay no coupon for the applicable interest period.

•
If, on any observation date, both the index settlement price of the Agricultural Index and the share closing price of the underlying shares are equal to or higher than 115% of their respective barrier levels, which we refer to as the threshold levels, we will redeem the notes for the stated principal amount plus the interest on the notes for the applicable interest period.

º
The initial index value of the Agricultural Index is           ,  the index settlement price of the Agricultural Index on the trading day immediately following the pricing date.  The initial share price of the underlying shares is           , the share closing price of the underlying shares on the pricing date.

º	The observation dates are of each of March, June, September and December of each year, commencing June , 2008 and ending on March , 2023.
º	Each interest payment date will be the fifth business day following the related observation date, commencing June , 2008.
º
Each interest period will be the quarterly period from and including the original issue date (in the case of the first interest period) or the previous interest payment date, as applicable, to but excluding the following interest payment date.

•	At maturity, if the notes have not previously been redeemed, you will receive the stated principal amount of the notes that you hold.
•
Investing in the notes is not equivalent to investing in the Agricultural Index, the component commodities and commodity contracts underlying the Agricultural Index, the underlying shares, the MSCI Brazil Index or the component stocks of the MSCI Brazil Index.

•	The notes will not be listed on any securities exchange.
•	The CUSIP number for the notes is 6174464Q9.
You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”
The notes are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-7.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

$782.50 to $822.50 PER NOTE

	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per note	$782.50 to $822.50	$	$
Total	$	$	$
(1)           For additional information see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Plan of Distribution.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

(a)    an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)    an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)    a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)    otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Auto-Callable Notes we are offering to you, which we refer to as the notes, in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The notes offered are medium-term debt securities of Morgan Stanley.  The return on the notes is linked to the performance of both the Agricultural Index and the underlying shares.  Investors in the notes must be willing to accept the risk of receiving no interest payments on the investment in exchange for the opportunity to receive the specified contingent returns.

“S&P GSCITM” is a trademark of The McGraw-Hill Companies, Inc. and has been licensed for use by Morgan Stanley.  iShares® is a registered trademark of Barclays Global Investors, N.A.

Each Auto-Callable Note costs $782.50 to $822.50 or 78.25% to 82.25% of the Stated Principal Amount
We, Morgan Stanley, are offering Auto-Callable Notes due March        , 2023 Based on the Value of the S&P GSCITM Agricultural Excess Return Index and the Price of Shares of the iShares® MSCI Brazil Index Fund, which we refer to as the notes.  The stated principal amount of each note is $1,000.  The issue price of the notes will be $782.50 to $822.50 per note, or 78.25% to 82.25% of the stated principal amount, with the actual issue price of the notes to be determined on the day we price the notes for initial sale to the public, which we refer to as the pricing date.

The original issue price of the notes includes the agent’s commissions paid with respect to the notes and the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

No guaranteed payment of interest
Unlike ordinary debt securities, the notes do not pay guaranteed interest and instead pay a contingent quarterly coupon depending on the index settlement price of the Agricultural Index and the share closing price of the underlying shares on each observation date.  If, on any observation date, both the index settlement price of the Agricultural Index and the share closing price of the underlying shares are higher than the respective barrier levels, we will pay a coupon of 5.00% per annum (computed on the basis of a year of 360 days and twelve 30-day months) on the applicable interest payment date for the applicable interest period.  If, on the other hand, either the index settlement price of the Agricultural Index or the share closing price of the underlying shares is lower than or equal to its barrier level on any observation date, we will pay no coupon for the applicable interest period.

The issue price of the notes will be $782.50 to $822.50 per note, or 78.25% to 82.25% of the stated principal amount, with the actual issue price of the notes to be determined on the pricing date.  Consequently, if the notes are automatically redeemed, you will receive an amount at redemption that is greater than the issue price of the notes.  The resulting yield on the notes will depend on the timing of the early redemption, if any.  For example, if the notes were automatically redeemed on March    , 2009, an investor would receive a compound annual yield of approximately 20.53% to 26.09%, solely as a result of the discounted issue price and, for purposes of this example, assuming no contingent interest was paid on the notes during the term.  By contrast, if the notes were redeemed on March    , 2022, an investor would receive a compound annual yield of approximately 1.40%

to 1.76%, solely as the result of the discounted issue price, and, for purposes of this example, again assuming no contingent interest was paid on the notes during the term.

The observation dates are         of each of March, June, September and December of each year, commencing June        , 2008 and ending on March      , 2023, subject to postponement in the event of a non-trading day or certain market disruption events.

Each interest payment date will be the fifth business day following the related observation date commencing June , 2008.

Each interest period will be the quarterly period from and including the original issue date (in the case of the first interest period) or the previous scheduled interest payment date, as applicable, to but excluding the following scheduled interest payment date, with no adjustment for any postponement thereof.

The initial index value of the Agricultural Index is            , which is the index settlement price of the Agricultural Index on the trading day immediately following the pricing date, and the initial share price of the underlying shares is            , which is the share closing price of the underlying shares on the pricing date.

The barrier levels for the Agricultural Index and the underlying shares are and , respectively, or 100% of the respective initial index value or initial share price, as applicable.

The notes will be automatically redeemed if both the Agricultural Index and the underlying shares are equal to or higher than their respective threshold levels on any observation date
If both the index settlement price of the Agricultural Index and the share closing price of the underlying shares on any observation date are equal to or higher than their respective threshold levels, the notes will be automatically redeemed for an early redemption payment on the 5th business day following the applicable observation date.  The early redemption payment will be an amount of cash equal to the stated principal amount of the notes plus the interest for the applicable interest period, which will be an amount greater than the issue price of the notes.

The threshold levels for the Agricultural Index and the underlying shares are         and               , respectively, or 115% of their respective barrier levels.

Full payment of stated principal amount, which is greater than issue price, at maturity
At maturity, if the notes have not previously been automatically redeemed, you will receive for each note that you hold the $1,000 stated principal amount, which is greater than the $782.50 to $822.50 issue price of the notes.  The actual issue price of the notes will be determined on the pricing date.

The term of the notes may be limited by the automatic early redemption feature
The term of the notes, and thus your opportunity to earn a 5.00% per annum coupon if both the Agricultural Index and the underlying shares are above their respective barrier levels on any observation date, may be limited by the early redemption feature of the notes.  The notes will be subject to automatic redemption if both the index settlement price of the Agricultural Index and the shares closing price of the underlying shares on any observation date are equal to or higher than their respective threshold levels.  This means that the early redemption feature may limit the term of your investment to as short as three months.

Beginning on PS-6, we have provided examples titled “Hypothetical Payouts on the Notes,” which explain in more detail the possible payouts on the notes assuming a variety of hypothetical index settlement prices and share closing prices on a given observation date. The table does not show every situation that can occur.

You can review the historical values of the Agricultural Index and the underlying shares in the section of this pricing supplement called “Description of Notes—Historical Information.”  The payment of dividends on the underlying shares and on the MSCI Brazil Index is not reflected in the levels of the underlying shares and, therefore, has no effect on the payout on the notes.

If (i) a market disruption event occurs with respect to the Agricultural Index or the underlying shares at pricing or on any observation date, (ii) if the pricing date is not a trading day with respect to the underlying shares or (iii) if a scheduled observation date is not a trading day with respect to either of the Agricultural Index or the underlying shares, the applicable index settlement price for the Agricultural Index or share closing price for the underlying shares on such date will be determined in accordance with “Description of Notes—Observation Dates,” which subjects the pricing date or observation dates to postponement for up to three trading days and, consequently, means related interest payment dates or the maturity date of the notes may be postponed in accordance with “Description of Notes—Interest Payment Date” and “Description of Notes—Maturity Date,” respectively.

Investing in the notes is not equivalent to investing in the Agricultural Index, the commodities or futures contracts comprising the Agricultural Index, the underlying shares or the component stocks of the MSCI Brazil Index.

MS & Co. will be the Calculation Agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior notes.  As calculation agent, MS & Co. will determine the payment that you will receive on each interest payment date, upon early redemption or at maturity.

The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this preliminary pricing supplement called “Description of Notes — United States Federal Income Taxation.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as set forth in this preliminary pricing supplement) of the notes, adjusted to reflect the difference, if any, between the actual and projected amount of any contingent payments on the notes (as described in the accompanying prospectus supplement).  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  Please read the section of this preliminary pricing supplement called “Description of Notes — United States Federal Income Taxation” and the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement.

If you are a non-U.S. investor, please read the section of this preliminary pricing supplement called “Description of Notes — United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the notes
The notes are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007 and the accompanying prospectus dated January 25, 2006.  We describe the basic features of this type of note in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

For a detailed description of the terms of the notes, you should read the section of this pricing supplement called “Description of Notes.”  You should also read about some of the risks involved in investing in notes in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in equity- and commodity-linked notes such as the notes may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE NOTES

The following examples illustrate possible payouts on the notes assuming a range of hypothetical index settlement prices of the Agricultural Index and share closing prices of the underlying shares on any quarterly observation date.

These examples are based on the following terms:

•	Stated principal amount (per note): $1,000

•	Interest rate: $12.50, 5.00% per annum (computed on the basis of a year of 360 days and twelve 30-day months)

Agricultural Index

•     Hypothetical initial index value: 100

•     Hypothetical barrier level: 100, which is 100% of the initial index value

•     Hypothetical threshold level: 115, which is 115% of the barrier level underlying shares

•     Hypothetical initial share price: $80.00

•     Hypothetical barrier level: $80.00, which is 100% of the initial share price

•     Hypothetical threshold level: $92.00, which is 115% of the barrier level

	Example 1	Example 2	Example 3	Example 4	Example 5
Hypothetical index settlement price of the Agricultural Index:	105.00	105.00	98.00	125.00	125.00
Hypothetical share closing price of the underlying shares:	$84.00	$76.00	$76.00	$84.00	$94.00
Interest amount:	$12.50	$0	$0	$12.50	$12.50
Automatically callable:	No	No	No	No	Yes
Early redemption payment:	N/A	N/A	N/A	N/A	$1,012.50, including accrued interest

•
In example 1, both the index settlement price of the Agricultural Index and the share closing price of the underlying shares are above their respective barrier levels; therefore, a 5.00% per annum coupon for the corresponding quarterly interest period ($12.50) is paid for each note.  The notes are not automatically redeemed as both the Agricultural Index and the underlying shares are below their respective threshold levels.

•
In example 2, the index settlement price of the Agricultural Index is above its barrier level, but the share closing price of the underlying shares is below its barrier level; therefore, no interest is paid for the corresponding quarterly interest period.  The notes are not automatically redeemed as both the Agricultural Index and the underlying shares are below their respective threshold levels.

•
In example 3, both the index settlement price of the Agricultural Index and the share closing price of the underlying shares are below their respective barrier levels; therefore, no interest is paid for the corresponding quarterly interest period.  The notes are not automatically redeemed as both the Agricultural Index and the underlying shares are below their respective threshold levels.

•
In example 4, the index settlement price of the Agricultural Index is above its threshold level, but the share closing price of the underlying shares is above its barrier level but below its threshold level; therefore, a 5.00% per annum coupon for the corresponding quarterly interest period ($12.50) is paid for each note.  The notes are not automatically redeemed because only the index settlement price of the Agricultural Index is above its threshold level.

•
In example 5, both the index settlement price of the Agricultural Index and the share closing price of the underlying shares are above their respective threshold levels; therefore, the notes are automatically redeemed for an early redemption payment which is an amount equal to the stated principal amount ($1,000) plus a 5.00% per annum coupon payment for the corresponding quarterly interest period ($12.50).

Because of the automatic redemption feature, the life of the notes may be as short as three months.  However, the shorter the term of the notes prior to automatic redemption, if any, the greater will be the compound annual yield on the notes that is based on the difference between the discounted initial issue price and the stated principal amount.

RISK FACTORS

The notes are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, do not pay guaranteed interest.  Investing in the notes is not equivalent to investing directly in the Agricultural Index and the underlying shares or the component commodities and futures contracts of the Agricultural Index and the component stocks of the MSCI Brazil Index.  This section describes the most significant risks relating to the notes.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

The notes do not pay guaranteed interest
The terms of the notes differ from those of ordinary debt securities in that we will not pay you guaranteed interest on the notes.  Instead, we will pay a contingent quarterly coupon depending on the index settlement price of the Agricultural Index and the share closing price of the underlying shares on each observation date.  Only if both the index settlement price of the Agricultural Index and the share closing price of the underlying shares are higher than the respective barrier levels on the observation date for any interest period, will we pay a coupon of 5.00% per annum (computed on the basis of a year of 360 days and twelve 30-day months) on the applicable interest payment date.  If, on the other hand, either the index settlement price of the Agricultural Index or the share closing price of the underlying shares is lower than or equal to its barrier level on the observation date for any interest period, we will pay no coupon on the applicable interest payment date.

Because the issue price is less than the stated principal amount, the yield on the notes will decrease over time
The issue price of the notes will be $782.50 to $822.50 per note, or 78.25% to 82.25% of the $1,000 stated principal amount per note.  The actual issue price of the notes will be determined on the pricing date.  If the notes are automatically called, each note will redeem for the stated principal amount plus any accrued but unpaid interest.  Because the redemption amount will not increase during the term of the notes, the compound annual yield on the notes resulting from automatic redemption, if any, will decrease over the term of the notes.  For example, if the notes were automatically redeemed on March    , 2009, an investor would receive a compound annual yield of approximately 20.53% to 26.09%, solely as a result of the discounted issue price and, for purposes of this example, assuming no contingent interest was paid on the notes during the term.  By contrast, if the notes were redeemed on March    , 2022, an investor would receive a compound annual yield of approximately 1.40% to 1.76%, solely as the result of the discounted issue price, and, for purposes of this example, again assuming no contingent interest was paid on the notes during the term.

The notes are subject to early redemption
The term of the notes, and thus your opportunity to earn a 5.00% per annum coupon if both the Agricultural Index and the underlying shares are above their respective barrier levels on any observation date, may be limited by the early redemption feature of the notes.  The notes will be subject to automatic redemption if the both the index settlement price of the Agricultural Index and the share closing price of the underlying shares on any observation date are equal to or higher than their respective threshold levels.  Threshold levels are 115% of the respective barrier levels, which means that they are 115% of the initial index value or initial share price, as applicable.  Because of this early redemption feature, the term of your investment in the notes may be limited to as short as three months.

Secondary trading may be limited
The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  Even if there is a secondary market, it may not provide significant liquidity.  MS & Co. currently intends to act as a market maker for the notes but is not required to do so.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.  Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.

Market price of the notes may be influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market.  We expect that generally the values of the Agricultural Index and the underlying shares on any day will affect the value of the notes more than any other single factor.  However, because the payout on the notes is not directly correlated to the values of the Agricultural Index and the underlying shares, the notes will trade differently from the Agricultural Index and the underlying shares.  Other factors that may influence the value of the notes include:

• the volatility (frequency and magnitude of changes in value) of the Agricultural Index, the commodities underlying the Agricultural Index and the underlying shares;

• the level of correlation between the value of the Agricultural Index and the price of the underlying shares;

• the dividend rate on the underlying shares and the stocks underlying the MSCI Brazil Index;

•   geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the commodities underlying the Agricultural Index and the stocks underlying the MSCI Brazil Index or stock markets generally and which may affect the value of  the Agricultural Index or the price of the underlying shares;

• trends of supply and demand for the commodities underlying Agricultural Index, at any time;

• interest and yield rates in the market;

• the time remaining until the notes mature; and

• our creditworthiness.

Some or all of these factors will influence the price you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial loss if on that date either the value of the Agricultural Index or the price of the underlying shares is at or below the relevant barrier level.

You cannot predict the future performance of the Agricultural Index or the underlying shares based on their historical performance.  The value of the Agricultural Index or the price of the underlying shares may decrease and be at or below the respective barrier levels on each observation date so that you will receive no coupon payments on the notes.  There can be no assurance that the values of both the Agricultural Index and the underlying shares will be higher than the respective barrier levels on any observation date so that you will receive a coupon payment on the notes for the applicable interest period.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Not equivalent to investing in the Agricultural Index or the underlying shares
Investing in the notes is not equivalent to investing in the Agricultural Index or the futures contracts that comprise the Agricultural Index, or the underlying shares, the MSCI Brazil Index or the stocks that comprise the MSCI Brazil Index.

There are additional risks associated with an investment in the notes because the notes are linked to two underliers
The risk associated with an investment in Auto-Callable Notes based on the values of the Agricultural Index and the underlying shares is significantly greater than the risk of a hypothetical investment in Auto-Callable Notes based on only one of the underliers. Investors in the notes will receive a coupon on the notes only if both the Agricultural Index and the underlying shares exceed their respective barrier levels on any observation date.  If either the Agricultural Index or the underlying shares are at or below the respective barrier level, investors will not benefit from the fact that the value of the other underlier is higher than its barrier level.  Because the notes are linked to both the Agricultural Index and the underlying shares, the notes will not be automatically called and may pay zero interest over the term of the investment if only one of the underliers exceeds the relevant barrier level or threshold level on each observation date.

Several factors have had and may in the future have an adverse effect on the value of the Agricultural Index
Investments, such as the notes, linked to the prices of commodities, are considered speculative, and prices of commodities and related contracts may fluctuate significantly over short periods for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the price of the notes in varying and potentially inconsistent ways.

The Agricultural Index is a global production weighted index of certain agricultural commodities in the world economy.  Global agricultural commodity prices are primarily affected by the global demand for and supply of those commodities, but is also significantly influenced by speculative actions and by currency exchange rates.  In addition, prices for agricultural commodities are affected by governmental programs and policies regarding agriculture, specifically, and trade, fiscal and monetary issues, more generally.  Extrinsic factors also affect agricultural commodity prices such as weather, disease and natural disasters.  Demand for agricultural commodities, such as wheat, corn and soy, both for human consumption and as cattle feed, has generally increased with worldwide growth and prosperity.

Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the value of the Agricultural Index and whether you receive a quarterly coupon on the notes
The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the Agricultural Index and, therefore, the value of the notes and whether you receive a quarterly coupon on the notes.

Higher future prices of commodities included in the Agricultural Index relative to their current prices could adversely affect the Agricultural Index
The Agricultural Index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the Agricultural Index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in August may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  While some of the contracts included in the Agricultural Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times.  Moreover, certain of the commodities included in the indices may trade in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the Agricultural Index and, accordingly, whether you receive a quarterly coupon on the notes.

There are risks associated with investments in securities linked to the equity markets of a single emerging markets country
The stocks included in the MSCI Brazil Markets Index and that are generally tracked by the underlying shares have been issued by Brazilian companies.  Investments in securities linked to the value of equity securities issued in Brazil involve risks associated with the securities markets in Brazil, including risks of volatility in Brazilian markets, intervention in Brazilian markets by the government of Brazil and cross-shareholdings in Brazilian companies.  Also, there is generally less publicly available information about Brazilian companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and Brazilian companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities in Brazilian markets may be affected by political, economic, financial and social factors in Brazil, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Moreover, the Brazilian economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The price of the underlying shares is subject to currency exchange risk
Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the MSCI Brazil Index, the performance of the underlying shares will be subject to currency exchange rate risk with respect to the Brazilian real.  The impact on the underlying shares will depend on the extent to which the Brazilian real strengthens or weakens against the U.S. dollar.  If, taking into account such weighting, the U.S. dollar strengthens against the Brazilian real, the price of the underlying shares will be adversely affected, the underlying shares may close below the barrier level, and the notes may not pay a coupon for the relevant interest period.

Of particular importance to potential currency exchange risk are:

•     existing and expected rates of inflation;

•     existing and expected interest rate levels;

• the balance of payments; and • the extent of governmental surpluses or deficits in Brazil and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Brazil and the United States and other countries important to international trade and finance.

In 1999 Brazil experienced a currency crisis and a significant devaluation of its currency.  If Brazil were to experience another such significant devaluation, it would have a significant negative impact on the Brazilian equities markets which are generally tracked by the MSCI Brazil Index and the underlying shares.  We cannot assure you that a currency crisis or significant devaluation will not happen in the future to the Brazilian real, which would have significant negative effects on the value of the Securities.

The underlying shares and the MSCI Brazil Index are different
The performance of the underlying shares may not exactly replicate the performance of the MSCI Brazil Index because the iShares® MSCI Brazil Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI Brazil Index.  It is also possible that the iShares® MSCI Brazil Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Brazil Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares® MSCI Brazil Index Fund and the MSCI Brazil Index or due to other circumstances.

The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.
MS & Co., as calculation agent, will adjust the share closing price for the underlying shares on any observation date and at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the notes, and whether you receive a quarterly coupon on the notes, may be materially and adversely affected.

Adjustments to the Agricultural Index could adversely affect the value of the notes and whether you receive a quarterly coupon on the notes
Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., which we refer to as S&P, is responsible for calculating and maintaining the Agricultural Index.  S&P can add, delete or substitute the contracts underlying the Agricultural Index or make other methodological changes that could change the values of the Agricultural Index.  S&P, or any successor publisher of the Agricultural Index, may discontinue or suspend calculation or dissemination of the Agricultural Index.  Any of these actions could adversely affect the value of the notes and whether you receive a quarterly coupon on the notes.

S&P, or any successor publisher of the Agricultural Index, may discontinue or suspend calculation or publication of the Agricultural Index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to determine a substitute or successor index that is comparable to the discontinued Agricultural Index.  In such circumstances MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates and, in the case of a successor index, MS & Co. will calculate the values of the successor index as described under “Description of Notes—Discontinuance of the Agricultural Index; Alteration of the Method of Calculation.”

Adjustments to the underlying shares or to the MSCI Brazil Index could adversely affect the value of the notes and whether you receive a quarterly coupon on the notes
Barclays Global Fund Advisors, which we refer to as BGFA, is the investment adviser to the iShares® MSCI Brazil Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil Index.  MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI Brazil Index.  MSCI can add, delete or substitute the stocks underlying the MSCI Brazil Index or make other methodological changes that could change the value of the MSCI Brazil Index.  Pursuant to its investment strategy or otherwise, BGFA may add, delete or substitute the stocks composing the iShares® MSCI Brazil Index Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the notes and whether you receive a quarterly coupon on the notes.  Additionally, MSCI is an affiliate of ours and may have economic interests adverse to those of investors in the notes.  For more information see “Description of Notes—Affiliation of MSCI, MS & Co. and Morgan Stanley.”

You have no shareholder rights
Investing in the notes is not equivalent to investing in the underlying shares or the stocks comprising the MSCI Brazil Index.  As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that underlie the MSCI Brazil Index.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests
The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the notes.

As calculation agent, MS & Co. will calculate the payment we will pay to you on each interest payment date, upon early redemption or at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events and the selection of a successor index or calculation of any index settlement price in the event of a discontinuance of the Agricultural Index or the underlying shares, may affect the payout to you on each interest payment date, upon early redemption or at maturity.  See the sections of this pricing supplement called “Description of Notes—Market Disruption Event” and “—Discontinuance of the Agricultural Index or the underlying shares; Alteration of Method of Calculation.”

The original issue price of the notes includes the agent’s commissions and certain costs of hedging our obligations under the notes.  The subsidiaries through which we hedge our obligations under the notes expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the values of the Agricultural Index and the underlying shares
MS & Co. and other affiliates of ours will carry out hedging activities related to the notes (and possibly to other instruments linked to the Agricultural Index, the commodities underlying the Agricultural Index or the component futures contracts of the Agricultural Index, the underlying shares or the component stocks of the MSCI Brazil Index), including trading in the commodities and futures contracts underlying the Agricultural Index, the underlying shares and the stocks underlying the MSCI Brazil Index as well as in other instruments related to the Agricultural Index and the underlying shares.  MS & Co. and some of our other subsidiaries also trade the commodities and futures contracts underlying the Agricultural Index, the underlying shares and the stocks underlying the MSCI Brazil Index and other financial instruments related to the Agricultural Index and the underlying shares on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could affect the values of the Agricultural Index and the underlying shares and, as a result, could increase the level at which the Agricultural Index and the underlying shares must close on each observation date before the notes will be automatically redeemed or you receive a coupon payment on the notes.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the values of the Agricultural Index and the underlying shares on the observation dates and, accordingly, whether we redeem the notes early or whether we pay a quarterly coupon on the notes.

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “note” refers to each $1,000 stated principal amount of our Auto-Callable Notes due March        , 2023.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	March , 2008

Original Issue Date (Settlement Date)	March , 2008

Maturity Date	March , 2023, subject to extension in the event of a Market Disruption Event on the final Observation Date.

If, due to a Market Disruption Event or otherwise, the final Observation Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that final Observation Date as postponed.  See “—Observation Dates” below.

Interest Rate
5.00% per annum on any Interest Payment Date (computed on the basis of a year of 360 days and twelve 30-day months) only if both the Index Settlement Price of the Agricultural Index and the Share Closing Price of the Underlying Shares are higher than their respective Barrier Levels on the applicable Observation Date.

Interest Payment Date
The fifth Business Day following the related Observation Date, commencing June      , 2008; provided that upon an Early Redemption, interest for the applicable Interest Period will be paid as part of the Early Redemption Payment on the Early Redemption Date.

If, due to a Market Disruption Event or otherwise, any Observation Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Interest Payment Date, the Interest Payment Date will be postponed and will be the second scheduled Trading Day following that Observation Date as postponed.  See “—Observation Dates” below.

Interest Period
The quarterly period from and including the Original Issue Date (in the case of the first Interest Period) or the previous scheduled Interest Payment Date, as applicable, to but excluding the following scheduled Interest Payment Date, with no adjustment for any postponement thereof.

Specified Currency	U.S. dollars

Stated Principal Amount	$1,000 per note

Original Issue Price	$782.50 to $822.50 per note (78.25% to 82.25% of the Stated Principal Amount). The actual Original Issue Price will be determined on the Pricing Date.

Underliers	The S&P GSCITM Agricultural Excess Return Index (the “Agricultural Index,”) and shares of the iShares® MSCI Brazil Index Fund (the “Underlying Shares”).

CUSIP Number	6174464Q9

Denominations	$1,000 and integral multiples thereof

Early Redemption
If both the Index Settlement Price of the Agricultural Index and the Share Closing Price of the Underlying Shares on any Observation Date are equal to or higher than their respective Threshold Levels, we will redeem all of the notes on the fifth Business Day following such Observation Date (in each case, the “Early Redemption Date”) for the Early Redemption Payment.

Early Redemption Payment	The Early Redemption Payment will equal the Stated Principal Amount of the notes plus the interest on the notes for the applicable Interest Period.

Payment at Maturity	Unless the notes have been previously automatically redeemed, you will receive the Stated Principal Amount of the notes that you hold.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company (“DTC”) of the amount of cash to be delivered with respect to the $1,000 Stated Principal Amount of each note on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the notes to the Trustee for delivery to DTC, as holder of the notes, on or prior to the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Observation Dates	of each of March, June, September and December of each year, commencing June , 2008 and ending on March , 2023, provided:

(a) if a Market Disruption Event occurs on such a day with respect to the Agricultural Index or one or more commodities futures contract underlying the Agricultural Index (an “index contract”), the Calculation Agent will calculate the value of the Agricultural Index for such day using (i) for each index contract which did not suffer a Market Disruption Event the official settlement price on that date of each such index contract and (ii) subject to the paragraph below, for each index contract which did suffer a Market Disruption Event on such date, the official settlement price of that index contract on the next Trading Day on which no Market Disruption Event occurs with respect to such index contract.  In calculating the value of the Agricultural Index for the purposes of this paragraph, the Calculation Agent will use the formula for calculating the Agricultural Index last in effect prior to the relevant disrupted day; provided that if the relevant Market Disruption Event in respect of the Agricultural Index is due to a Material Change in Formula, the Calculation Agent will use the formula last in effect prior to that Market Disruption Event; or (b) if an Observation Date is not a Trading Day, the value of the Agricultural Index in respect of such Observation Date will be the value of the Agricultural Index on the next succeeding Trading Day, subject to the Market Disruption Event provisions described herein.

If a Market Disruption Event in respect of an index contract has occurred on each of the three consecutive Trading Days immediately succeeding an Observation Date, the Calculation Agent will determine the applicable index contract’s price for such Observation Date on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  Quotes of MS & Co. or any of its affiliates may be included, but only to the extent that any such bid is the highest of the quotes obtained.  If such quotations are provided as requested, the relevant price shall be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, the relevant price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant; and

(b) if any such day is not a Trading Day with respect to the Underlying Shares or if there is a Market Disruption Event on such day with respect to the Underlying Shares, the relevant Observation Date with respect to the Underlying Shares shall be the next succeeding Trading Day on which there is no Market Disruption Event with respect to the Underlying Shares; provided that, if a Market Disruption Event with respect the Underlying Shares has occurred on each of the three Trading Days immediately succeeding any of the scheduled Observation Dates, then (i) such third succeeding Trading Day will be deemed to be the relevant Observation Date for the Underlying Shares, notwithstanding the occurrence of a Market Disruption Event with respect to the Underlying Shares on such day and the Calculation Agent will determine the Share Closing Price on such third succeeding Trading Day as the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.

Barrier Levels	With respect to the Agricultural Index, , which is 100% of the Initial Index Value of the Agricultural Index.

With respect to the Underlying Shares, $ , which is 100% of the Initial Share Price of the Underlying Shares.

Threshold Levels	With respect to the Agricultural Index, , which is 115% of the Barrier Level of the Agricultural Index.

With respect to the Underlying Shares, $ , which is 115% of the Barrier Level of the Underlying Shares.

Initial Index Value
With respect to the Agricultural Index,             , which is the Index Settlement Price of the Agricultural Index on the Trading Day immediately following the Pricing Date, as determined by the Calculation Agent.

If there is a Market Disruption Event with respect to the Agricultural Index or any index contract on the Trading Day immediately following the Pricing Date, the Initial Index Value for the Agricultural Index will be determined using the fallback mechanics for the Agricultural Index described in “—Observation Dates” above.

Index Settlement Price
The Index Settlement Price of the Agricultural Index on any Trading Day will equal the official settlement price of the Agricultural Index, or in each case, any Successor Index (as defined under “—Discontinuance of the Agricultural Index; Alteration of Method of Calculation” below), published by the Index Publisher.  In certain circumstances, the Index Settlement Price will be based on the alternate calculation of the Agricultural Index described under “—Discontinuance of the Agricultural Index; Alteration of Method of Calculation.”

Index Publisher	With respect to the Agricultural Index, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor publisher thereof.

Initial Share Price	With respect to the Underlying Shares, $ , which is the Share Closing Price on the Pricing Date, as determined by the Calculation Agent.

Share Closing Price	The Share Closing Price on any date means the Closing price of one Underlying Share times the Adjustment Factor, as determined by the Calculation Agent on such date.

Closing Price
Subject to the provisions set out under “—Discontinuance of the Underlying Shares and/or MSCI Brazil Index; Alteration of Method of Calculation” below, the Closing Price for the Underlying Shares on any Trading Day means:

(i)    if the Underlying Shares are listed or admitted to trading on a national securities exchange (other than The NASDAQ Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Underlying Shares are listed or admitted to trading,

(ii) if the Underlying Shares are securities of the NASDAQ, the official closing price published by the NASDAQ on such day, or

(iii)   if the Underlying Shares are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc. (the “NASD”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day,

If the Underlying Shares are listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Share Closing Price for one Underlying Share on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day.  The term “OTC Bulletin Board Service” will include any successor service thereto.  See “—Discontinuance of the Underlying Shares and/or MSCI Brazil Index; Alteration of Method of Calculation” below.

Adjustment Factor	1.0, subject to adjustment in the event of certain events affecting the Underlying Shares. See “—Antidilution Adjustments” below.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Relevant Exchange	With respect to the Agricultural Index, the primary exchange or market of trading for any index contract then included in the Index or any Successor Index.

With respect to the Underlying Shares, the primary exchange or market of trading for any security (or any combination thereof) then included in the MSCI Brazil Index or any Successor Index (as described below).

Trading Day	With respect to the Agricultural Index, any day on which the official settlement price of the Agricultural Index is published.

With respect to an index contract, a day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange for such index contract.

With respect to the Underlying Shares, a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange LLC (“NYSE”), the American Stock Exchange LLC, The NASDAQ Stock Market LLC, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated Note
Book Entry.  The notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the notes.  Your beneficial interest in the notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the notes, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))

Agent	Morgan Stanley & Co. Incorporated (“MS & Co.”)

Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

All calculations related to determination of the amount of cash payable per note will be made by the Calculation Agent and will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upwards (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of notes will be rounded to the nearest cent, with one-half cent rounded upward.

In addition to other calculations and determinations which the Calculation Agent will make in accordance with the terms of the notes, the Calculation Agent will make all calculations and determinations required to be made, whether explicitly or implicitly, under the provisions “Payment at Maturity,” “Observation Dates,” “Barrier Levels,” “Threshold Levels,” “Initial Index Value,” “Index Settlement Price,” “Initial Share Price,” “Share Closing Price,” “Relevant Exchange,” “Trading Day,” “Market Disruption Event,” “Alternate Exchange Calculation in Case of an Event of Default,” “Discontinuance of the Agricultural Index; Alteration of Method of Calculation” and “Discontinuance of the Underlying Shares or the MSCI Brazil Index; Alteration of Method of Calculation.”

The Trustee is entitled to conclusively rely upon all calculations and determinations made by the Calculation Agent in accordance with the provisions of the notes.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Settlement Price of either index or whether a Market Disruption Event has occurred.  See “—Discontinuance of the Agricultural Index; Alteration of Method of Calculation,” “Discontinuance of the Underlying Shares or the MSCI Brazil Index; Alteration of Method of Calculation” and “—Market Disruption Event” below.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event, means the occurrence or existence of any of the following events:

With respect to the Agricultural Index or any index contract:

(i) any of a Price Source Disruption, Trading Disruption, Disappearance of Commodity Reference Price, Tax Disruption, Material Change in Formula or Material Change in Content; and

(ii)   a determination by the Calculation Agent in its sole discretion that any event in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the notes.

With respect to the Underlying Shares:

(i)    the occurrence or existence of a suspension, absence or material limitation of trading of the Underlying Shares on the primary market for the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the Underlying Shares as a result of which the reported trading prices for the Underlying Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Underlying Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; or

(ii) the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting

20 percent or more of the value of the MSCI Brazil Index on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchanges, in each case as determined by the Calculation Agent in its sole discretion; or

(iii)  the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts related to the MSCI Brazil Index or the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(iv)  a determination by the Calculation Agent in its sole discretion that any event described in clauses (i), (ii) or (iii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the notes.

For the purpose of determining whether a Market Disruption Event exists at any time with respect to the Underlying Shares, if trading in a security included in the MSCI Brazil Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the MSCI Brazil Index shall be based on a comparison of (x) the portion of the level of the MSCI Brazil Index attributable to that security relative to (y) the overall level of the MSCI Brazil Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred with respect to the Underlying Shares:  (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or any exchange-traded fund, including the Underlying Shares, will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the MSCI Brazil Index or the Underlying Shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the MSCI Brazil Index or the Underlying Shares and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the MSCI Brazil Index or the Underlying Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Price Source Disruption
Price Source Disruption means a (i) the temporary failure of the Index Publisher to announce or publish the Index Settlement Price (or the value of any Successor Index, if applicable) (or the information necessary for determining the Index Settlement Price (or the value of any Successor Index, if applicable)) or (ii) the temporary discontinuance or unavailability of the Agricultural Index.

Trading Disruption	Trading Suspension means the material suspension of, or material limitation imposed on, trading in any of the index contracts on the Relevant Exchange.

Disappearance of Commodity
Reference Price
Disappearance of Commodity Reference Price means (i) the permanent discontinuance of trading in any of the index contracts on the Relevant Exchange, (ii) the disappearance of, or of trading in, any of the commodities underlying the Agricultural Index, or (iii) the disappearance or permanent discontinuance or unavailability of the Index Settlement Price, notwithstanding the availability of the price source or the status of trading in the relevant index contracts.

For purposes of this definition, a discontinuance of publication of the Agricultural Index shall not be a Disappearance of Commodity Reference Price if MS & Co. shall have selected a Successor Index in accordance with “—Discontinuance of the Agricultural Index; Alteration of Method of Calculation.”

Material Change in Formula	Material Change in Formula means the occurrence since the date of this pricing supplement of a material change in the formula for, or the method of calculating, the Index Settlement Price.

Material Change in Content	Material Change in Content means the occurrence since the date of this pricing supplement of a material change in the content, composition or constitution of the Agricultural Index.

Tax Disruption
Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, a commodity (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the date of this pricing supplement, if the direct effect of such imposition, change or removal is to raise or lower the Index Settlement Price on any day that would otherwise be an Observation Date from what it would have been without that imposition, change or removal.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the notes shall be determined by the Calculation Agent and shall be an amount in cash equal to the Stated Principal Amount of the notes plus any applicable interest payment calculated as if the date of acceleration were the final Observation Date.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Antidilution Adjustments
If the Underlying Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one Underlying Share.

No adjustment to the Adjustment Factor pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

See also “—Discontinuance of the Underlying Shares and/or MSCI Brazil Index; Alteration of Method of Calculation.”

Miscellaneous
We will, or will cause the Calculation Agent to, deliver any cash due upon any acceleration described above in “—Alternate Exchange Calculation in Case of an Event of Default” to the Trustee for delivery to you.

If the notes are not surrendered for exchange at maturity or upon acceleration, they shall be deemed to be no longer outstanding under, and as defined in, the Indenture (unless we have defaulted in making the payment due at maturity or upon acceleration), except with respect to the holder’s right to receive the payment at maturity as described in “Payment at Maturity” and any cash due upon an event of default acceleration.

The Agricultural Index	S&P GSCITM Agricultural Excess Return Index

We have derived all information regarding the Agricultural Index, the S&P GSCITM – Excess Return (the “S&P GSCITM-ER”) and the S&P GSCITM (the “S&P GSCITM”) contained in this pricing supplement, including, without limitation, the Index’s make-up and method of calculation, from publicly available information.  The Agricultural Index is calculated, maintained and published daily, by S&P.  We make no representation or warranty as to the accuracy or completeness of such information.

The Index is a sub-index of the S&P GSCITM-ER.  It represents only the agricultural components of the S&P GSCITM-ER. The value of the Agricultural Index on any given day is calculated in the same manner as the S&P GSCITM-ER except that (i) the daily contract reference prices, the contract production weight (“CPW”) and roll weights used in performing such calculations are limited to those of the S&P GSCITM commodities included in the Agricultural Index; and (ii) the Agricultural Index has a separate normalizing constant.

The S&P GSCITM commodities included in the Agricultural Index and their dollar weightings on March 10, 2008 are:

Commodity	Weighting
Wheat	34.12%
Red Wheat	8.04%
Corn	23.58%
Soybeans	15.74%
Cotton	5.76%
Sugar	7.00%
Coffee	4.16%
Cocoa	1.60%

The components of the Agricultural Index and their relative weightings, among other matters, may change during the term of the notes.

The S&P GSCITM-ER

The S&P GSCITM-ER is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy.  The S&P GSCITM-ER represents the return of a portfolio of commodity futures contracts included in the S&P GSCITM, the composition of which, on any given day, reflects the CPW and “roll weights” of the contracts included in the S&P GSCITM (discussed below).

Value of the S&P GSCITM-ER

The value of the S&P GSCITM-ER on any given day is equal to the product of (i) the value of the S&P GSCITM-ER on the immediately preceding day multiplied by (ii) one plus the contract daily return on the day on which the calculation is made.  The value of the S&P GSCITM-ER is indexed to a normalized value of 100 on January 2, 1970.

Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCITM, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight,” divided by the total dollar weight of the S&P GSCITM on the preceding day, minus one.

The total dollar weight of the S&P GSCITM is the sum of the dollar weight of each of the underlying commodities.  The dollar weight of each such commodity on any given day is equal to (i) the daily contract reference price, (ii) multiplied by the appropriate CPWs and, (iii) during a roll period, the appropriate “roll weights” (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day.  In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided that, if the price is not made available or corrected by 4:00 P.M. New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCITM calculation.

The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration.  Since the S&P GSCITM is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCITM also takes place over a period of days at the beginning of each month (referred to as the “roll period”).  On each day of the roll period, the “roll weights” of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCITM is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If any of the following conditions exists on any day during a roll period, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist: (i) no daily contract reference price is available for a given contract expiration; (ii) any such price represents the maximum or minimum price for such contract month, based on exchange price limits; (iii) the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., New York City time (in such event, S&P may determine a daily contract reference price and complete the relevant portion of the roll based on such price, but must revise the portion of the roll if the trading facility publishes a price before the opening of trading on the next day); or (iv) trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll will be effected in its entirety on the next day on which such conditions no longer exist.

The S&P GSCITM

The S&P GSCITM is an index on a production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria.  The S&P GSCITM is designed to be a measure of the performance over time of the markets for these commodities.  The only commodities represented in the S&P GSCITM are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries.  The commodities included in the S&P GSCITM are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the Index Advisory Panel, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCITM are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCITM has been normalized such that its hypothetical level on January 2, 1970 was 100.  Futures contracts on the S&P GSCITM, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

Set forth below is a summary of the composition of and the methodology currently used to calculate the S&P GSCITM.  The methodology for determining the composition and weighting of the S&P GSCITM and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCITM, as described below.  S&P makes the official calculations of the S&P GSCITM.

The Index Advisory Panel established by S&P to assist it in connection with the operation of the S&P GSCITM generally meets once each year to discuss the composition of the S&P GSCITM.  The Index Advisory Panel may, if necessary or practicable, meet at other times during the year as issues arise that warrant its consideration.

Composition of the S&P GSCITM

In order to be included in the S&P GSCITM a contract must satisfy the following eligibility criteria:

•	The contract must be in respect of a physical commodity and not a financial commodity.

•
The contract must (a) have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and (b) at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and (c) be traded on a trading facility which allows market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations included in the S&P GSCITM that, at any given point in time, will be involved in rolls to be effected pursuant to the S&P GSCITM.

•
The commodity must be the subject of a contract that is (a) denominated in U.S. dollars and (b) traded on or through an exchange, facility or other platform (referred to as a trading facility) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that meets other criteria relating to the availability of market price quotations and trading volume information, acceptance of bids and offers from multiple participants or price providers and accessibility by a sufficiently broad range of participants.

•
The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the daily contract reference price) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCITM.

•
At and after the time a contract is included in the S&P GSCITM, the daily contract reference price for such contract must be published between 10:00 A.M. and 4:00 P.M., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded.

•
For a contract to be eligible for inclusion in the S&P GSCITM, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

•	Contracts must also satisfy volume trading requirements and certain percentage dollar weight requirements to be eligible for inclusion in the S&P GSCITM.

The contracts currently included in the S&P GSCITM are all futures contracts traded on the New York Mercantile Exchange, Inc., the International Petroleum Exchange, the Chicago Mercantile Exchange, the Chicago Board of Trade, the Coffee, Sugar & Cocoa Exchange, Inc., the New York Cotton Exchange, the Kansas City Board of Trade, the Commodities Exchange, Inc. and the London Metal Exchange.

Calculation of the S&P GSCITM

The value of the S&P GSCITM on any given day is equal to the total dollar weight of the S&P GSCITM divided by a normalizing constant that assures the continuity of the S&P GSCITM over time.

Contract Expirations

Because the S&P GSCITM is composed of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.”  The contract expirations included in the S&P GSCITM for each commodity during a given year are designated by S&P, in consultation with the Index Advisory Panel, provided that each such contract must be an “active contract.”  An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the S&P GSCITM will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P.  If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity.  The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCITM.  To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCITM.The

Underlying Shares
iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Brazil Index Fund.   This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil Index.  Information provided to or filed with the Commission by iShares®, Inc. pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the notes offered hereby and does not relate to the Underlying Shares.  We have derived all disclosures contained in this pricing supplement regarding iShares®, Inc. from the publicly available documents described in the preceding paragraph.  In connection with the offering of the notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares®, Inc.  Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding iShares®, Inc. is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Underlying Shares (and therefore the price of the Underlying Shares at the time we price the notes) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares®, Inc. could affect the value received at maturity with respect to the notes and therefore the trading prices of the notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Underlying Shares.

We and/or our affiliates may presently or from time to time engage in business with iShares®, Inc.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares®, Inc., and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the Underlying Shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the notes under the securities laws.  As a prospective purchaser of the notes, you should undertake an independent investigation of iShares®, Inc. as in your judgment is appropriate to make an informed decision with respect to an investment in the Underlying Shares.

iShares® is a registered trademark of Barclays Global Investors, N.A. (“BGI”).    The notes are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

The MSCI Brazil Index
The MSCI Brazil IndexSM is a stock index owned, calculated, and published by MSCI Inc. (“MSCI”), a majority-owned subsidiary of Morgan Stanley.  See “—Affiliation of MSCI, MS & Co. and Morgan Stanley” below.

Morgan Stanley obtained all information contained in this pricing supplement regarding the MSCI Brazil Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  That information reflects the policies of, and is subject to change by, MSCI.  Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI Brazil Index.

The MSCI Brazil Index is a free float adjusted market capitalization index of securities listed on the Sao Paulo Stock Exchange. MSCI targets an 85% free float adjusted market representation level within each industry group in Brazil.

Selection Criteria

The security selection process within each industry group is based on analysis of the following:  i) Each company’s business activities and the diversification that its securities would bring to the index.  ii) All other things being equal, MSCI targets for inclusion the most sizable securities in an industry group. Securities that do not meet the minimum size guidelines are not considered for inclusion.  iii) MSCI targets for inclusion the most liquid securities in an industry group.  MSCI does not define absolute minimum or maximum liquidity levels for stock inclusion or exclusion from the MSCI Brazil Index but considers each stock’s relative standing within Brazil and between cycles.  Only securities of companies with an estimated overall or security free float greater than 15% are generally considered for inclusion in the MSCI Brazil Index.

Index Calculation

The MSCI Brazil Index is computed generally by multiplying the previous day’s index level by the free float adjusted market capitalization level of each share in the MSCI Brazil Index on the prior day divided by the free float market capitalization level of each share in the MSCI Index on the current day. The numerator is adjusted market capitalization, but the denominator is unadjusted, meaning that the price adjustment factor is applied to the numerator, but not the denominator.

Maintenance of the MSCI Brazil Index

There are three broad categories of MSCI Brazil Index maintenance: an annual full country index review that reassesses the various dimensions of the equity universe in Brazil; quarterly index reviews, aimed at promptly reflecting other significant market events; and ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index rapidly as they occur.

Affiliation of MSCI,
MS & Co. and Morgan Stanley
Each of MSCI and MS & Co. is a majority-owned subsidiary of Morgan Stanley.  MSCI is responsible for the MSCI Brazil Index and the guidelines and policies governing its composition and calculation.  Although judgments, policies and determinations concerning the MSCI Brazil Index are made solely by MSCI, Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI.  MSCI® is a registered trademark and service mark of MSCI.

BECAUSE EACH OF MSCI AND MS & CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE NOTES, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS AND JUDGMENTS MADE IN DETERMINING THE MSCI BRAZIL INDEX.  THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT COUNTRY INDICES AND CORRESPONDING COMPONENT

SECURITIES COMPRISING THE MSCI BRAZIL INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI BRAZIL INDEX.  FURTHERMORE, THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE MSCI BRAZIL INDEX, INCLUDING, WITHOUT LIMITATION, THE SELECTION OF THE FOREIGN EXCHANGE RATES USED FOR THE PURPOSE OF ESTABLISHING THE DAILY PRICES OF THE COMPONENT SECURITIES, COULD ALSO AFFECT THE VALUE OF THE MSCI BRAZIL INDEX.  IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE MSCI BRAZIL INDEX AND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE RETURN ON YOUR INVESTMENT.  ANY SUCH ACTIONS OR JUDGMENTS COULD ADVERSELY AFFECT THE VALUE OF THE NOTES.

MSCI maintains policies and procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the notes to restrict the use of information relating to the calculation of the MSCI Brazil Index prior to its dissemination.

It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the component securities could lead to actions on the part of such underlying issuers which might adversely affect the value of the MSCI Brazil Index.

Discontinuance of the Agricultural
Index; Alteration of Method of Calculation
If the Index Publisher permanently discontinues publication of the Agricultural Index and the Index Publisher or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Agricultural Index (such index being referred to herein as a “Successor Index”), then any subsequent value for the Agricultural Index will be determined by reference to such Successor Index at the regular official weekday close of the principal trading session of the relevant exchange or market for the Successor Index on any Observation Date.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the notes, within three Trading Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If, (i) following the Original Issue Date, the Index Publisher ceases to publish the Agricultural Index and no other entity undertakes to publish a commodity index using the same methods of computation and the same composition of futures contracts as in effect immediately prior to such cessation, then the Index Settlement Price will be calculated by the Calculation Agent in accordance with the formula used to calculate the Agricultural Index and composition of the futures contracts of the Agricultural Index on the last day on which the Agricultural Index was published (the “Successor Index”); or (ii) the Index Publisher changes its method of calculating the Agricultural Index in any material respect, the Calculation Agent may make adjustments necessary in order to arrive at a calculation of value comparable to the Agricultural Index as if such changes or modifications had not been made and calculate any Index Settlement Price in accordance with such adjustments.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Agricultural Index may adversely affect the value of the notes.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the notes, within three Business Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

Discontinuance of the Underlying Shares
and/or MSCI Brazil Index; Alteration of Method of Calculation
If the iShares® MSCI Brazil Index Fund is liquidated or otherwise terminated (a “Liquidation Event”), the Share Closing Price of the Underlying Shares on any Observation Date will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the MSCI Brazil Index (or any Successor Index) on such Observation Date (taking into account any material changes in the method of calculating the MSCI Brazil Index following such Liquidation Event) times (ii) a fraction, the numerator of which is the Share Closing Price of the Underlying Shares and the denominator of which is the closing value of the MSCI Brazil Index (or any Successor Index), each determined as of the last day prior to the occurrence of the Liquidation Event on which a Share Closing Price of the Underlying Shares was available.

If MSCI discontinues publication of the MSCI Brazil Index and MSCI or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued MSCI Brazil Index (such index being referred to herein as a “Successor Index”), then any subsequent Share Closing Price on any Trading Day, following a Liquidation Event will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on such Trading Day.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the notes, within three Trading Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If MSCI discontinues publication of the MSCI Brazil Index prior to, and such discontinuance is continuing on, any Observation Date following a Liquidation Event and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Price for such date.  The Closing Price will be computed by the Calculation Agent in accordance with the formula for calculating the MSCI Brazil Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the MSCI Brazil Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the MSCI Brazil Index may adversely affect the value of the notes.

Historical Information
The following tables set forth the published high and low Index Settlement Prices or Share Closing Prices, as applicable, as well as end-of-quarter Index Settlement Prices or Share Closing Prices, as applicable, of the Agricultural Index and the Underlying Shares for each quarter in the period from January 1, 2003 through March 10, 2008.  The Index Settlement Price of the Agricultural Index on March 10, 2008 was $99.752.  The Share Closing Price of one share of the Underlying Shares on March 10, 2008 was $78.10.  We obtained the information in the tables below from Bloomberg Financial Markets, without independent verification.

The following graphs set forth the historical daily Index Settlement Prices of the Agricultural Index and the historical daily Share Closing Prices of the Underlying Shares, respectively, for the period from January 1, 2003 through March 10, 2008.  We obtained the information below from Bloomberg Financial Markets, without independent verification.

The historical values of the Agricultural Index and the Underlying Shares should not be taken as an indication of future performance, and no assurance can be given as to the levels of the Agricultural Index and the Underlying Shares on any Observation Date.

The Index Settlement Price of the Agricultural Index or the Underlying Shares may decrease and remain at or below the relevant Barrier Level on the Observation Dates so that you will not receive any interest payment on the notes during the term of your investment.  We cannot give you any assurance that the values of both the Agricultural Index and the Underlying Shares will be higher than their respective Barrier Levels but that they will not be equal to or higher than their respective Threshold Levels on Observation Dates so that you will receive a specified interest payment on the notes for any given quarterly period.  Your return is linked to the value of the Agricultural Index and the Underlying Shares on the Observation Dates.

Historical High, Low and Period End Index Settlement Prices of the S&P GSCI Agricultural Excess Return Index

The Agricultural Index	High	Low	Period End
2003
First Quarter	78.462	71.852	73.161
Second Quarter	77.994	71.258	71.395
Third Quarter	77.063	70.424	76.196
Fourth Quarter	83.174	73.848	79.684
2004
First Quarter	91.895	81.059	88.714
Second Quarter	90.924	74.224	74.224
Third Quarter	73.844	63.319	63.319
Fourth Quarter	64.077	60.896	62.744
2005
First Quarter	71.275	60.060	66.043
Second Quarter	67.048	61.260	63.454
Third Quarter	67.271	58.493	60.508
Fourth Quarter	62.563	56.862	62.202
2006
First Quarter	67.512	61.438	64.033
Second Quarter	67.017	60.267	62.611
Third Quarter	64.668	55.399	58.060
Fourth Quarter	68.439	57.131	67.202
2007
First Quarter	68.760	61.407	61.407
Second Quarter	69.012	59.194	64.707
Third Quarter	80.436	63.604	79.796
Fourth Quarter	84.554	72.739	82.416
2008
First Quarter (through March 10, 2008)	103.909	83.690	99.752

Historical Weekly Index Settlement Prices of the S&P GSCI Agricultural Excess Return Index

Historical Daily Share Closing Prices of the Underlying Shares

The Underlying Shares	High	Low	Period End
2003
First Quarter	9.00	7.17	8.35
Second Quarter	11.19	8.65	10.61
Third Quarter	13.23	10.19	12.69
Fourth Quarter	17.09	13.05	17.00
2004
First Quarter	18.73	15.59	16.80
Second Quarter	17.34	12.49	14.71
Third Quarter	18.57	14.67	18.54
Fourth Quarter	22.24	18.30	22.24
2005
First Quarter	25.54	19.80	22.78
Second Quarter	25.02	21.17	24.82
Third Quarter	33.45	23.65	33.32
Fourth Quarter	36.02	29.02	33.37
2006
First Quarter	43.14	34.83	39.95
Second Quarter	46.98	31.92	39.12
Third Quarter	40.88	36.11	38.47
Fourth Quarter	46.85	38.09	46.85
2007
First Quarter	49.32	42.70	49.22
Second Quarter	62.92	49.58	61.42
Third Quarter	74.58	51.28	73.55
Fourth Quarter	86.15	72.50	80.70
2008
First Quarter (through March 10, 2008)	88.23	69.26	78.10

Historical Daily Closing Prices of the Underlying Shares

The following graph sets forth the historical daily Index Settlement Prices of the Agricultural Index and the historical daily Share Closing Prices of the Underlying Shares on a percentage basis for the period from January 1, 2003 through March 10, 2008.  We obtained the information below from Bloomberg Financial Markets, without independent verification.  The historical performance of the indices cannot be taken as an indication of their future performance.

Historical Daily Index Settlement Prices of the Agricultural Index and Share Closing Prices of the Underlying Shares

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.  The Original Issue Price of the notes includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the notes and the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in the commodities underlying the Agricultural Index and in the Underlying Shares, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the value of the Agricultural Index and the Underlying Shares, and therefore effectively increase the level at which the Agricultural Index and the Underlying Shares must close on each Observation Date before you would receive a coupon payment on the notes.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the notes, including on the Observation Dates, by purchasing and selling the commodities and index contracts underlying the Agricultural Index and/or the Underlying

Shares or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on one or more Observation Dates.  We cannot give any assurance that our hedging activities will not affect the values of the Agricultural Index and the Underlying Shares and, therefore, adversely affect the value of the notes or the payment that you will receive over the term of your investment in the notes.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the Aggregate Principal Amount of notes set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of this pricing supplement.  The Agent may allow a concession not in excess of the applicable sales commission to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG provided that concessions allowed to dealers in connection with the offering may be reclaimed by the Agent, if, within 30 days of the offering, the Agent repurchases the notes distributed by such dealers.  After the initial offering of the notes, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the notes against payment therefor in New York, New York on March        , 2008, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the notes or the level of the Agricultural Index or the Underlying Shares.  Specifically, the Agent may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account.  The Agent must close out any naked short position by purchasing the notes in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, notes, the individual commodities or index contracts underlying the Agricultural Index or the Underlying Shares in the open market to stabilize the price of the notes.  Any of these activities may raise or maintain the market price of the notes above independent market prices or prevent or retard a decline in the market price of the notes.  Finally, the Agent expects to reclaim any selling concessions allowed to a dealer for distributing the notes in the offering, if within 30 days of the offering the Agent repurchases previously distributed notes in transactions to cover short positions or to stabilize the price of the notes or otherwise.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the notes. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

License Agreement between S&P
and Morgan Stanley
The Standard & Poor’s® Corporation, or S&P®, and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P GSCITM Agricultural Excess Return Index, which is owned and published by S&P, in connection with securities, including the notes.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes.  The Corporations make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the S&P GSCITM Agricultural Excess Return Index to track general Agricultural market performance.  The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the S&P GSCITM Agricultural Excess Return Index and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the S&P GSCITM Agricultural Excess Return Index which is determined, composed and calculated by S&P without regard to the Licensee or the notes.  S&P has no obligation to take the needs of the Licensee or the owners of the notes into consideration in determining, composing or calculating the S&P GSCITM Agricultural Excess Return Index.  The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE S&P GSCITM AGRICULTURAL EXCESS RETURN INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCITM AGRICULTURAL EXCESS RETURN INDEX OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY

DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCITM AGRICULTURAL EXCESS RETURN INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®” and “S&P GSCITM” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The notes have not been passed on by the Corporations as to their legality or suitability.  The notes are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NOTES.

ERISA Matters for Pension Plans
and Insurance Companies
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company).  Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above.  The sale of any notes to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Income Taxation	Tax Consequences to U.S. Holders

The following summary is a general discussion of the U.S. federal income tax treatment of the notes to a U.S. Holder.  The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the conditions and limitations set forth in the accompanying prospectus supplement in the section called “United States Federal Taxation.”

Please read the discussions in the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.  The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the “Tax Disclosure Sections.”

In summary, subject to adjustment as described in this paragraph, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount (“OID”) as interest income on the notes on a constant-yield basis in each year that they hold the notes, regardless of whether any interest is paid on the notes.  As a result, U.S. Holders will generally be required to pay taxes annually on the amount of accrued OID.  The amount of accrual of OID, however, will be adjusted to reflect the difference, if any, between the actual and projected amount of any contingent payments on the notes, as described in the accompanying prospectus supplement.  In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the notes will generally be treated as ordinary income.

Subject to adjustment as described above, the rate of accrual of OID on the notes is the “comparable yield” as described in the Tax Disclosure Sections of the accompanying prospectus supplement.  If the notes were priced on March 7, 2008, the comparable yield would be a rate of 6.1305% per annum, compounded quarterly; however, the final comparable yield will be determined on the pricing date and may be different from the comparable yield set forth above.  For the projected payment schedule, please contact Structured Investments at 212-761-2904.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ OID accruals and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

Tax Consequences to Non-U.S. Holders

If you are a non-U.S. investor, please read the discussions under “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of investing in the notes.  Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the notes is effectively connected with the conduct of a trade or business in the United States.  Such non-U.S. investors should consult their own tax advisors regarding the potential tax consequences of investing in the notes.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.